SCHEDULE 14A INFORMATION

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IXYS Corporation

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IXYS CORPORATION

1590 BUCKEYE DRIVE

MILPITAS, CA 95035-7418

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 30, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation. The meeting will be held on Friday, August 30, 2013 at 10:00 a.m. local time at our headquarters, which is located at 1590 Buckeye Drive, Milpitas, California 95035, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are elected;

2.	To approve the 2013 Equity Incentive Plan, under which 2,000,000 shares of our common stock will be reserved for issuance;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2014; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on July 2, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Secretary

Milpitas, California

July 29, 2013

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

IXYS CORPORATION

1590 BUCKEYE DRIVE

MILPITAS, CA 95035-7418

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

AUGUST 30, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of IXYS Corporation, or the Board, is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders, or Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We are distributing this proxy statement and accompanying proxy card on or about July 29, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 2, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 31,046,566 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 2, 2013 your shares were registered directly in your name with IXYS’s transfer agent, Computershare Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 2, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of seven directors;

•	Approval of the 2013 Equity Incentive Plan, under which 2,000,000 shares of our common stock will be reserved for issuance;

•	Approval, on an advisory basis, of the compensation of our named executive officers; and

•	Ratification of BDO USA, LLP, or BDO, as our independent registered public accounting firm for our fiscal year ending March 31, 2014, or fiscal 2014.

The Board of Directors recommends a vote in favor of each nominee named in this proxy statement, a vote in favor of the 2013 Equity Incentive Plan, a vote for the approval, on an advisory basis, of the compensation of our named executive officers, and a vote in favor of the ratification of the selection of BDO as our independent registered public accounting firm for fiscal 2014.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the vote on the 2013 Equity Incentive Plan, the advisory vote on the compensation of our named executive officers and the vote on the ratification of the appointment of BDO as our independent public registered accounting firm, you may vote “For,” “Against,” or “Abstain” with respect to each of these proposals. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 2, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the approval of 2013 Equity Incentive Plan, “For” the approval, on an advisory basis, of the compensation of our named executive officers and “For” the ratification of BDO as our independent registered public accounting firm for our fiscal year ending March 31, 2014. If any other matter is properly presented at the meeting, your proxyholder, who is one of the individuals named on your proxy card, will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and AST Phoenix Advisors will also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but AST Phoenix Advisors will be paid $7,500 plus out-of-pocket expenses to solicit proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for possible inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 31, 2014 to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035. If you wish to submit a proposal that is not intended to be included in next year’s proxy materials or you wish to nominate a director, you must do so no earlier than May 2, 2014 and no later than June 1, 2014. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect on voting on proposals and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•

For the election of directors, Proposal No. 1, the seven nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Votes “Withheld” will not affect the outcome of voting for directors.

•

To be approved, Proposal No. 2, the approval of the 2013 Equity Incentive Plan, under which 2,000,000 shares of our common stock will be reserved for issuance, must receive “For” votes from the holders of a majority of shares voting on the proposal either in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 3, the approval, on an advisory basis, of the compensation of our named executive officers, must receive “For” votes from a majority of the shares voting on the proposal in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 4, ratification of BDO as our independent registered public accounting firm for the year ending March 31, 2014, must receive “For” votes from the holders of a majority of the shares voting on the proposal either in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the meeting in person or represented by proxy. On the record date, there were 31,046,566 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum if you submit a valid proxy or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I obtain directions to be able to attend the Annual Meeting and vote in person?

You will find directions to 1590 Buckeye Drive, Milpitas, California 95035 at the following website: http://www.ixys.com/locations/IXYS_us_corporate.html or you may send an email requesting directions to investorrelations@ixys.net or you may call 408-457-9000, extension 9000 or extension 9092 and ask for directions.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board consists of seven directors. There are seven nominees for director to be voted on at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until such director’s earlier death, resignation or removal. Each of the nominees listed below is currently a director of our company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. All seven of the nominees for election as a director at the 2012 annual meeting of stockholders attended the meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Nominees

The names of the nominees and certain information about them as of July 2, 2013 are set forth below:

		Principal Occupation/
Name	Age	Position Held With the Company
Nathan Zommer	65	Chairman of the Board and Chief Executive Officer of IXYS Corporation
Donald L. Feucht	79	Investor
Samuel Kory	70	Retired Executive and Consultant
S. Joon Lee	74	Retired Executive
Timothy A. Richardson	56	Director of Jupiter Research Foundation
James M. Thorburn	57	Consultant
Kenneth D. Wong	43	Investor

Nathan Zommer.    Dr. Zommer, founder of our company, has served as a Director since our inception in 1983, and has served as Chairman of the Board and Chief Executive Officer since March 1993. From 1993 to 2009, Dr. Zommer served as President and, from 1984 to 1993, Dr. Zommer served as Executive Vice President. Prior to founding our company, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. As our founder, Dr. Zommer has the benefit of our company’s complete history. This, taken together with his technical skills, background as an executive and over three decades of experience in the semiconductor industry, makes him uniquely qualified to be on our Board. Dr. Zommer received B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

Donald L. Feucht.    Dr. Feucht has served as a Director since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory, including Deputy Director. Prior to joining the National Renewable Energy Laboratory, he served as Professor of Electrical Engineering and Associate Dean at Carnegie Mellon University. Dr. Feucht adds an extensive technical background in semiconductor design and solar energy, analytical skills and experience in managing research and scientific organizations to the Board’s set of skills and experience. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University and his M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

Samuel Kory.    Mr. Kory has served as a Director since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm’s sole proprietor and principal, as well as a consultant for the firm. He has substantially retired from this business, limiting his work to occasional assignments. Mr. Kory previously served as President and Chief Executive Officer of Sensor Technologies USA, Vice President for Business Development and Sales of a predecessor of our company, Division General Manager and Corporate Director of Marketing for Seiko Instruments USA, and International Manager for Spectra Physics Inc. During his career, Mr. Kory worked in and consulted with a variety of companies in high technology businesses. His experience in business development and sales in the semiconductor industry, combined with his international background in managing operations, sales and marketing, permits him to bring a perspective on marketing and business development issues to the Board. Mr. Kory received his B.S.M.E. from Pennsylvania State University.

S. Joon Lee.    Dr. Lee has served as a Director since July 2000. From 1990 to March 2008, Dr. Lee served as President of Omni Microelectronics, a consulting and engineering company. Dr. Lee also served as President of Adaptive Logic, a semiconductor company, from 1991 until 1996. Previously, Dr. Lee served as President of Samsung Semiconductor. Dr. Lee’s technical expertise, combined with his operational experience running an international semiconductor manufacturer, adds depth to the Board’s understanding of the semiconductor business. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

Timothy A. Richardson.    Mr. Richardson has served as a Director since June 2007. He is an electronics industry veteran who has been a director of the Jupiter Research Foundation since May 2003. Mr. Richardson is also a director of Samplify Systems, a private compression technology company, and serves as a Strategic Advisor to the Georgia Tech Institute. From May 2007 to January 2011, he served as the Chief Operating Officer of Liquid Robotics, the developer of a surface vessel that derives its energy from the surrounding environment. From May 2003 to January 2011, he served as the Chief Financial Officer of the Jupiter Research Foundation. At Sirenza Microdevices, Inc., a supplier of radio frequency components for electronics, he was the Chief Strategy Advisor from October 2006 to April 2007. From May 2002 to October 2006, he was the President and Chief Executive Officer of Micro Linear Corporation, an integrated circuit company specializing in wireless applications. Prior to that, he served as the Executive Vice President of Business Development of Bandwidth 9, a manufacturer of optical components for the telecommunications market, and as the President and co-founder of VeriFiber Technologies, an optical component and systems manufacturer. Mr. Richardson’s service as the chief executive officer and member of the board of directors of a public semiconductor company, as well as his service as a strategic officer of another semiconductor company and extensive experience in the semiconductor industry, enables him to provide operational, financial and business development expertise to apply on behalf of our company.

James M. Thorburn.    Mr. Thorburn has served as a Director since March 2007. Since April 2010, Mr. Thorburn has been consulting, principally to private equity and startup firms. He was an operator affiliate with Francisco Partners, a private equity firm, from August 2006 to February 2009 and served as the Chief Financial Officer of Fisker Automotive, Inc., a plug-in hybrid electric vehicle manufacturer, from February 2009 to April 2010. He served as Chief Executive Officer and Chairman of Zilog, Inc. from January 2002 until August 2006. Prior to being Chief Executive Officer at Zilog, Mr. Thorburn held various executive positions including Senior Vice President and Chief Operating Officer of ON Semiconductor, operating consultant with Texas Pacific Group, Chief Financial Officer at Zilog and management positions at National Semiconductor. Mr. Thorburn, through his background in private equity and executive experience in public and private companies, brings leadership skills, mergers and acquisition skills, and capital financing and financial reporting experience to the mix of skills on the Board. Mr. Thorburn holds a BSc.(Hons.) degree from University of Glasgow and is a qualified accountant with the Chartered Institute of Management Accountants in the United Kingdom.

Kenneth D. Wong.    Mr. Wong has served as a Director since June 2011. Previously, he served as a Director from 2004 to 2007. Mr. Wong has also served as a director of Goodwill Industries of San Francisco, San Mateo and Marin Counties since January 2012. Since 2011, he has been a private investor. From 1997 to 2011, Mr. Wong was with Menlo Equities, a developer and owner-operator of commercial real estate in California. He served as its Chief Financial Officer from 1997 to 2011 and as its Chief Operating Officer from 2001 to 2011. From 1993 to 1997, Mr. Wong served in several positions at Coopers & Lybrand LLP, his last role being a Manager. Mr. Wong’s work in finance and accounting adds to the Board’s expertise in these fields. He received a B.S. degree in Business Administration from the University of California at Berkeley.

There are no family relationships among any of our directors or executive officers.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Independence of the Board

Under The Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Under its charter, the Nominating and Corporate Governance Committee of the Board, or the Nominating and Corporate Governance Committee, determines the independence of our directors. The Nominating and Corporate Governance Committee consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent registered public accounting firm, the Nominating and Corporate Governance Committee has affirmatively determined that Messrs. Feucht, Kory, Lee, Richardson, Thorburn and Wong are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Zommer, our Chief Executive Officer, is not an independent director.

Meetings of the Board of Directors

The Board met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member. The Board reviews its own performance at meetings every third year. Independent directors meet regularly without other directors being present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence.”

Audit Committee

The Audit Committee of the Board, or Audit Committee, was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between our company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements. The Audit Committee is composed of four directors: Messrs. Feucht, Richardson, Thorburn and Wong. The Audit Committee met six times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website, www.ixys.com, at the following address: http://www.ixys.com/Documents/InvestorRelations/auditcommitteecharter.pdf.

The Nominating and Corporate Governance Committee reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent. The Nominating and Corporate Governance Committee has also determined that each of Messrs. Richardson, Thorburn and Wong qualifies as an “audit committee financial expert,” as defined in the applicable rules of the Securities and Exchange Commission, or SEC.

Report of the Audit Committee of the Board1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2013 with our management. The Audit Committee has discussed with the independent registered public accounting firm that serves as our auditors, BDO USA, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and has discussed with BDO its independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended March 31, 2013.

Donald L. Feucht

Timothy A. Richardson

James M. Thorburn

Kenneth D. Wong

Compensation Committee

The Compensation Committee of the Board, or the Compensation Committee, is composed of four directors: Messrs. Kory, Lee, Richardson and Wong. All members of our Compensation Committee are independent

[1]	The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

under the Nasdaq listing standards. The Compensation Committee met nine times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website, www.ixys.com, at the following address: http://www.ixys.com/Documents/InvestorRelations/compensationcommitteecharter.pdf.

The Compensation Committee acts on behalf of the Board to review, adopt, recommend for adoption and oversee various elements of compensation for our company, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service of the executive officers, including severance and change-in-control arrangements;

•	review and recommend to the Board the elements of compensation for the directors; and

•	administration of our equity compensation plans and other compensation plans and programs that may be adopted from time to time.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee may delegate its authority to one or more of its members, subject to such reporting to or ratification by the committee as it directs. The Compensation Committee’s philosophy and approach to executive compensation, as well as its specific determinations with respect to executive compensation for the fiscal year ended March 31, 2013, or fiscal 2013, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served as such during fiscal 2013 is, or was at the time of such service, an employee or officer of our company. During the 1980s, Mr. Kory was a vice president of a predecessor of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or Compensation Committee of our company.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained herein. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement following the fiscal year ended March 31, 2013 and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Samuel Kory

S. Joon Lee

Timothy A. Richardson

Kenneth D. Wong

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as our directors, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board and addressing corporate governance matters for us. The Nominating and Corporate Governance Committee is composed of five directors: Messrs. Feucht, Kory, Lee,

[2]	The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

Richardson and Thorburn. All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website, www.ixys.com, at the following address: http://www.ixys.com/Documents/InvestorRelations/nominatingcommitteecharter.pdf.

Under its charter, the Nominating and Corporate Governance Committee will consider individuals who are suggested by our stockholders as potential company nominees to serve on the Board in the same manner that the committee considers potential nominees identified through other channels. Stockholder recommendations for directors must be in writing and sent by U.S. mail to: General Counsel, IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035. The General Counsel will forward any recommendation to the members of the Nominating and Corporate Governance Committee.

Board Composition

As an international semiconductor manufacturer, our business involves an operational structure that operates on a global scale and includes research, manufacturing and marketing functions in a context characterized by evolving technologies, exposure to business cycles and significant competition. The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in light of our business and the existing membership on the Board. This assessment of Board skills, experience, and background includes numerous factors, such as age; understanding of and experience in manufacturing, technology, finance and marketing; international experience; and culture. The priorities and emphasis of the committee and of the Board with regard to these factors change from time to time to take into account changes in the company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

•	Semiconductor industry experience

•	Senior leadership experience

•	Technical expertise

•	Public company board experience

•	Financial expertise

•	Business development and mergers and acquisitions experience

•	International business experience

Board members should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Board members must be willing and able to devote sufficient time to the affairs of our company and are expected to rigorously prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates.

The Board’s Leadership Structure

The Board currently combines the role of Chairman of the Board and Chief Executive Officer. The Board believes that the Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board believes that combining the role of Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has not appointed a lead independent director; however, the Board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas and regular executive sessions. Further, the small size of the Board, set at seven members, and the extensive overlap of the independent directors on the three standing committees obviates the need for a single individual to assume, and be compensated for, the communication and coordination function of a lead director.

Risk Oversight and the Board

One of the Board’s functions is oversight of risk management. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by a company include:

•	macroeconomic risks, such as inflation, reductions in economic growth or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Our company engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide at least annual briefings on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. Generally, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In some cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail in “Executive Compensation.”

Stockholder Communications with the Board

The Board believes that management speaks for our company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that Board members would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with one or more of the independent directors, email messages can be sent to directorcom@ixys.net. The messages will be received by our General Counsel and forwarded to the Chairman of our Nominating and Corporate Governance Committee, who will determine their distribution to the appropriate committee of the Board or independent director and facilitate an appropriate response.

PROPOSAL 2

ADOPTION OF 2013 EQUITY INCENTIVE PLAN

On May 17, 2013, the Board adopted the 2013 Equity Incentive Plan, or the 2013 Plan, and now seeks stockholder approval of the 2013 Plan at the Annual Meeting.

The Board believes the 2013 Plan is necessary to give our company the continued ability to attract and retain qualified employees, consultants and non-employee directors with appropriate equity-based awards, motivate high levels of performance, recognize employee contributions to our success and align the interests of plan participants with those of our stockholders. The Board believes that the ability to grant equity-based awards is needed for our company to remain competitive for qualified employees, consultants and non-employee directors in the semiconductor industry, particularly against similar companies vying for a limited talent pool. Other than shares subject to the Zilog 2004 Omnibus Stock Incentive Plan, which expires for new grants in February 2014, our company only had about 33,000 shares available for stock option grants as of March 31, 2013. The 2013 Plan contains a number of provisions that the Board believes are consistent with the interests of stockholders and sound corporate governance, which include:

•

No Stock Option Repricings. The 2013 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of the stockholders. The provision applies to both direct repricings — lowering the exercise price of a stock option — and indirect repricings — canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

•	Individual Grant Limits. No participant may be granted awards in any one year to purchase more than an aggregate of 400,000 shares.

•	No Annual “Evergreen” Provision. The 2013 Plan provides a fixed allocation of shares, thereby requiring stockholder approval of any additional allocation of shares.

•

No Discounted Stock Option or Stock Appreciation Rights. The 2013 Plan prohibits the grant of a stock option or stock appreciation right with an exercise price of less than the fair market value of the closing price of our common stock on the date the stock option is granted.

The 2013 Plan reserves 2,000,000 shares of our common stock for issuance pursuant to awards granted under the 2013 Plan. The 2,000,000 shares reserved for issuance under the 2013 Plan will serve as the underlying value for all equity awards under the 2013 Plan. However, no more than 250,000 of these shares may be issued under the 2013 Plan as “full-value” awards, which under the 2013 Plan includes both stock awards and restricted stock units. The provisions of the 2013 Plan are summarized below. There has been no determination with respect to future awards under the 2013 Plan as of the date of this Proxy Statement. At the regular closing of the Nasdaq Global Select Market on July 2, 2013, the price per share of our common stock was $10.96.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Summary of the 2013 Equity Incentive Plan

General

The 2013 Plan provides for grants of stock options, stock appreciation rights, or SARs, stock awards and restricted stock units, all of which are sometimes referred to individually or collectively as Awards, to employees, consultants, non-employee directors of our company and its subsidiaries. Stock options may be either incentive stock options, or ISOs, as defined in Section 422 of the Internal Revenue Code, or non-qualified stock options, or NQSOs.

Plan Administration; Amendment and Termination

The Board and/or one or more of its committees shall administer the 2013 Plan in accordance with applicable law, referred to as the Administrator. The Administrator may, amend, suspend or terminate any portion of the 2013 Plan for any reason, but must obtain stockholder consent for any material amendments to the 2013 Plan, or the consent of affected plan participants if any such action alters or impairs any obligations regarding Awards that have been granted. The 2013 Plan terminates in 2021. However, such termination will not affect Awards granted under the 2013 Plan prior to termination.

Reversion of Shares to the Plan

Any shares underlying an expired, forfeited or cancelled Award shall become available for future Awards under the 2013 Plan. Shares awarded and delivered under the 2013 Plan may be authorized but unissued, or reacquired shares.

Eligibility for Awards

Employees, consultants and non-employee directors of our company or its subsidiaries may be granted Awards under the 2013 Plan. We currently have about 1,010 employees, about 10 consultants and 6 non-employee directors, although awards under the 2013 Plan will not be limited to current employees, consultants and non-employee directors. The Administrator determines which individuals will receive Awards, as well as the number and composition of each Award. Awards under the 2013 Plan may consist of a single type or any combination of the types of Awards permissible under the 2013 Plan as determined by the Administrator, or by the full Board in the case of Awards to non-employee directors. These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to our success, and other factors.

Exercise Price Limitations

The Administrator will determine the exercise price for the shares underlying each Award on the date the Award is granted. The exercise price for shares under an ISO may not be less than 100% of fair market value on the date the Award is granted under Section 422 of the Internal Revenue Code, or the Code. Similarly, under the terms of the 2013 Plan, the exercise price for SARs and NQSOs may not be less than 100% of fair market value on the date of grant. There is no minimum exercise price prescribed for stock awards and restricted stock units awarded under the 2013 Plan. However, no more than 250,000 shares may be granted under the 2013 Plan pursuant to “full-value” Awards, which includes both stock awards and restricted stock units.

No Material Amendments or Re-Pricing Without Stockholder Approval

Except for adjustments upon changes in capitalization, dissolution, merger or asset sale, the 2013 Plan prohibits our company from making any material amendments to the 2013 Plan or decreasing the exercise price or purchase price of any outstanding Award, including by means of cancellation or re-grant, without stockholder approval.

Individual Grant Limits

No participant may be granted Awards in any one year to purchase more than an aggregate of 400,000 shares. Such limitation is subject to proportional adjustment in connection with any change in our capitalization as described in the 2013 Plan.

Award Exercise; Payment of Exercise Price

The Administrator will determine when Awards become exercisable. However, no Award may have a term longer than ten years from the date of grant unless otherwise approved by our stockholders, and no Award may be exercised after expiration of its term. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award agreement, and may be made by cash, check or other means specified in the 2013 Plan.

Tax Withholding

We shall have the right to deduct or withhold or require a participant to remit to us an amount sufficient to satisfy federal, state, local and any applicable foreign taxes (including FICA obligations, if applicable) required to be withheld with respect to the grant, exercise or vesting of any Award.

Effect of Termination, Death, or Disability

If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for any reason, the vesting of an Award generally will stop as of the effective termination date. Participants generally have three months from their termination date to exercise vested unexercised options and SARs before they expire. Longer post-termination exercise periods apply in the event the termination of employment or cessation of service results from death or disability. If a participant is dismissed for cause, the right to exercise shall terminate five business days following the participant’s receipt of written notice from us of the participant’s termination.

Non-Transferability of Awards

Unless otherwise determined by the Administrator, Awards granted under the 2013 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime.

Stock Appreciation Rights

Under the 2013 Plan, SARs may be settled in shares or cash and must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. For example, assume a participant is granted 100 SARs with an exercise price of $10 and assume the SARs are later exercised when the fair market value of the underlying shares is $20 per share. At exercise, the participant is entitled to receive 50 shares [(($20 - $10) x 100) / $20], or $1,000 in cash (50 shares x $20).

Stock Awards

The 2013 Plan also permits us to grant stock awards. The Administrator has discretion to establish periods of restriction during which shares awarded remain subject to forfeiture or our right to repurchase if the participant’s employment terminates for any reason (including death or disability). Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Administrator in its discretion. Stock Awards may be granted for past services with no restrictions. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer any such shares.

Restricted Stock Units

The Plan also permits the Company to grant restricted stock units that are payable in Company shares or in cash. Each restricted stock unit is equivalent in value to one share of the Company’s common stock. Depending on the number of restricted stock units that become vested at the end of the performance period, the equivalent number of shares are payable to the participant, or the equivalent value in cash. The restricted stock units may be vested upon the attainment of performance goals of based on continued service.

Changes in Capitalization; Change of Control

The 2013 Plan provides for exercise price and quantity adjustments if we declare a stock dividend or stock split. Also, vesting or restriction periods may be accelerated if we merge with another entity that does not either assume the outstanding Awards or substitute equivalent Awards. In such case, vesting will be accelerated ten days prior to the consummation of the Change in Control and the Award will terminate and no longer be exercisable upon consummation. We have employment arrangements with certain executive officers that provide for accelerated vesting of stock options.

Participation in the Plan

Except as otherwise provided in the 2013 Plan, the grant of Awards is subject to the discretion of the Administrator. No determinations have been made with respect to future awards under the 2013 Plan.

U.S. Federal Income Tax Consequences

Option Grants

Options granted under the 2013 Plan may be either ISOs, which are intended to satisfy the requirements of Section 422 of the Code, or NQSOs, which are not intended to meet those requirements. The Federal income tax treatment for NQSOs and ISOs is summarized below.

Non-Qualified Stock Options

No taxable income is recognized by an optionee upon the grant of an NQSO. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. Our company and the optionee are required to satisfy the tax withholding requirements applicable to that income, unless the optionee is a non-employee director or consultant, where in such case tax withholding is not required. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to exercised NQSOs.

Incentive Stock Options

No taxable income is recognized by an optionee upon the grant of an ISO. Generally, the optionee will not recognize ordinary income in the year in which the option is exercised, although the optionee’s gain from exercise may be subject to alternative minimum tax. If the optionee sells the underlying shares acquired from the option within two years after the option grant date or within one year of the option exercise date, then the sale is treated as a disqualifying disposition and the optionee will be taxed in the year of disposition on the gain at exercise, but not exceeding the gain from disposition as ordinary income and the balance of the gain from disposition, if any, as short-term or long-term capital gain. We will be entitled to an income tax deduction that equals the amount of the optionee’s compensatory ordinary income. If the optionee does not make a disqualifying disposition, then the optionee will not recognize ordinary income and the entire gain will be taxed as long-term capital gain and we will not be entitled to a tax deduction.

Stock Appreciation Rights

No taxable income is recognized by an optionee upon the grant of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised. The amount of ordinary income will be fair market value of the shares received or the cash payment received. Our company and the participant are required to satisfy the applicable tax withholding requirements, unless the participant is a non-employee director, where in such case tax withholding is not required. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to exercised SARs.

Stock Awards

The tax principles applicable to the issuance of shares under the Plan will be substantially the same as those summarized above for the exercise of non-qualified stock options in that they are both governed by Section 83 of the Code. When shares are granted with no restrictions, the participant will have ordinary income equal to the difference between the fair market value of the shares on the grant date and the amount paid for the shares, if any. If shares are granted with restrictions, such income tax treatment applies on the date the restrictions lapse (the “vesting” date) based on the fair market value of the shares on the vesting date, unless the participant made an “83(b) election” within 30 days of the date of grant to include as ordinary income in the year of the grant, an amount equal to the difference between the fair market value of the granted shares on the grant date and any amount paid for the shares. If the Section 83(b) election is made, the participant will not recognize any additional compensation income when the restriction lapses, but may have capital gain income or loss upon sale of the shares. We will be entitled to an income tax deduction equal to the ordinary income recognized by the participant in the year in which the participant recognizes such income.

Restricted Stock Units

Generally, a plan participant who is granted restricted stock units will recognize ordinary income in the year payment occurs. The income recognized will generally be equal to the fair market value of the shares received or to the cash payment received. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of Executive Compensation

Compensation deemed paid by us in connection with the exercise of both ISOs and NQSOs granted with exercise prices equal to the fair market value of the shares on the grant date may or may not be subject to the “Section 162(m) $1 million limitation” per covered individual on the deductibility of the compensation paid to our executive officers, depending on the applicable facts and circumstances. We do not have a policy requiring that all compensation be deductible.

Stockholder Approval

We are seeking stockholder approval of the 2013 Plan, including the shares reserved under the 2013 Plan. The 2013 Plan provides a meaningful opportunity for employees, consultants and non-employee directors to acquire a proprietary interest in our company, thereby encouraging those individuals to remain in our service and more closely align their interests with those of the stockholders. The Board believes that it is in our best interest to have an equity incentive program. A copy of the 2013 Plan is attached hereto as Exhibit A.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve this proposal. If you are present in person or represented by proxy at the meeting and abstain from voting on this proposal, it has the same effect as if you voted against the proposal. Broker non-votes are not counted for any purpose in determining whether this proposal has been approved.

Equity Compensation Plan Information

The following table is provided as additional information on our equity compensation plans. The information is as of March 31, 2013.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Equity compensation plans approved by securityholders (1)	4,760,973	$9.90	219,105
Equity compensation plans not approved by securityholders (2)	566,500	$11.22	418,963

Total	5,327,473	$10.04	638,068

(1)	This row includes our 1999 Equity Incentive Plan, the 1999 Non-Employee Directors’ Equity Incentive Plan, the 2009 Equity Incentive Plan, the 2011 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Of these shares, 186,355 shares remain available as of March 31, 2013 for the grant of future rights under our 1999 Employee Stock Purchase Plan. Under our 1999 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)	This row represents the Zilog 2002 Omnibus Stock Incentive Plan and the Zilog 2004 Omnibus Stock Incentive Plan, which were assumed upon the acquisition of Zilog.

Zilog 2002 Omnibus Stock Incentive Plan

In connection with the acquisition of Zilog, the Board approved the assumption of the Zilog 2002 Omnibus Stock Incentive Plan, or the Zilog 2002 Plan, with respect to the shares available for grant as stock options. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog may receive grants under the Zilog 2002 Plan. At the time of the assumption of the Zilog 2002 Plan by our company, up to 366,589 shares of our common stock were available for grant under the plan. Currently, there are no shares available under the Zilog 2002 Plan for the grant of new awards but the Zilog 2002 Plan remains in effect for the settlement of awards which were previously granted.

Zilog 2004 Omnibus Stock Incentive Plan

In connection with the acquisition of Zilog, the Board approved assumption of the Zilog 2004 Omnibus Stock Incentive Plan, or the Zilog 2004 Plan. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog may receive grants under the Zilog 2004 Plan. Under the Zilog 2004 Plan, incentive stock options, non-statutory stock options or restricted shares may be granted. At the time of the assumption of the Zilog 2004 Plan by our company, up to 652,963 shares of our common stock were available for grant under the plan. Currently, 418,963 shares are available under the Zilog 2004 Plan for the grant of new awards. The Zilog 2004 Plan will expire on February 12, 2014. Thereafter, no new awards will be granted thereunder.

In general, the options and shares granted pursuant to the Zilog 2004 Plan are exercisable at such time or times, and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the plan administrator, generally expected to be the Compensation Committee of our Board of Directors, determines in the applicable option agreement. The exercise price per share, payable upon the exercise of an option, is established by such administrator at the time of the grant and is not less than the par value per share of common stock on the date of the grant and in the case of an incentive stock option generally is not less than 100% of the fair market value per share on the date of grant.

In general, restricted stock awards granted pursuant to the Zilog 2004 Plan are subject to a restricted stock award agreement that reflects the terms, conditions and restrictions related to the restricted stock award. The agreement includes, among other things, the period during which the restricted stock is subject to forfeiture, the imposition of any performance-based conditions or other restrictions on the award, if any.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the company, our Board or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to conduct the audit for our fiscal year ending March 31, 2014 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the fees for audit and other services provided by BDO, our independent registered public accounting firm, for fiscal years 2013 and 2012. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by BDO, but include out-of-pocket expenses. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2013 Fees	2012 Fees
Audit Fees	$1,180,145	$1,138,147
Audit-Related Fees	—	—
Tax Fees	22,895	2,400
All Other Fees	—	—

Total	$1,203,040	$1,140,547

Audit Fees:    For fiscal 2012 and fiscal 2013, this category includes the integrated audit of our consolidated financial statements and internal control over financial reporting, the review of financial statements included in our Forms 10-Q and statutory audits required by non-US jurisdictions.

Tax Fees:    For fiscal 2012 and fiscal 2013, this category consists of services for international tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to 18 months, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the rendering of non-audit services by BDO is compatible with maintaining its independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 2, 2013 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise indicated, the address for each listed stockholder is: c/o IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Directors and Executive Officers
Nathan Zommer (2)	7,366,074	23.2%
Uzi Sasson (3)	771,474	2.4%
Donald L. Feucht (4)	148,453	*
Samuel Kory (5)	153,750	*
S. Joon Lee (6)	127,500	*
Timothy A. Richardson (7)	131,250	*
James M. Thorburn (8)	116,422	*
Kenneth D. Wong (9)	36,250	*
All current directors and executive officers as a group (8 persons) (10)	8,851,173	26.7%
5% Stockholders
Guggenheim Capital, LLC (11)	5,314,468	17.1%
227 West Monroe Street Chicago, IL 60606
Royce & Associates, LLC (12)	2,160,157	7.0%
745 Fifth Avenue New York, NY 10151
Sharkz L.P. (13)	2,000,000	6.4%
Investment Counselors of Maryland, LLC (14)	1,573,800	5.1%
803 Cathedral Street Baltimore, Maryland 21201-5297

*	Represents less than 1%.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,046,566 shares outstanding on July 2, 2013, adjusted as required by rules promulgated by the SEC.

(2)	Includes an aggregate of 2,000,000 shares held by Sharkz L.P., a partnership controlled by Dr. Zommer, and 12,360 shares held by or on behalf of Dr. Zommer’s child. Also includes 661,250 shares that Dr. Zommer has the right to acquire within 60 days of July 2, 2013. 2,020,000 shares are pledged as security for a loan.

(3)	Includes 735,000 shares that Mr. Sasson has the right to acquire within 60 days of July 2, 2013.

(4)	Includes an aggregate of 12,000 shares held by or on behalf of Mr. Feucht’s wife, as to which Mr. Feucht has shared investment power. Also includes 133,900 shares that Mr. Feucht has the right to acquire within 60 days of July 2, 2013.

(5)	Includes 142,500 shares that Mr. Kory has the right to acquire within 60 days of July 2, 2013.

(6)	Includes 122,500 shares that Mr. Lee has the right to acquire within 60 days of July 2, 2013.

(7)	Includes 131,250 shares that Mr. Richardson has the right to acquire within 60 days of July 2, 2013.

(8)	Includes 111,250 shares that Mr. Thorburn has the right to acquire within 60 days of July 2, 2013.

(9)	Includes 36,250 shares that Mr. Wong has the right to acquire within 60 days of July 2, 2013.

(10)	Includes 2,073,900 shares that current directors and executive officers have the right to acquire within 60 days of July 2, 2013.

(11)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Each of Guggenheim Capital, LLC, Guggenheim Partners, LLC, GP Holdco, LLC, GPFT Holdco, LLC, Security Benefit Asset Management Holdings, LLC, Rydex Holdings, LLC and Security Investors, LLC has shared voting power over 5,314,468 shares and shared investment power over 5,314,468 shares. The address of Security Benefit Asset Management Holdings, LLC, Rydex Holdings, LLC and Security Investors, LLC is One SW Security Benefit Place, Topeka, Kansas 66636-0001.

(12)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 14, 2013.

(13)	These shares are also included in the number of shares reported for Dr. Zommer. Dr. Zommer is the general partner of Sharkz L.P. and has sole voting and investment power over the shares of common stock it holds.

(14)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2013. Investment Counselors of Maryland, LLC has sole voting power over 1,077,000 shares and shared voting power over 496,800 shares and sole investment power over 1,573,800 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on such forms, during fiscal 2013, all Section 16(a) reports were timely filed, except for one report covering an option exercise and the corresponding sale on a single day by Samuel Kory.

EXECUTIVE COMPENSATION

Executive Summary

•	Our annual executive compensation consists principally of salary, cash performance compensation, other cash bonuses and stock options.

•	Total compensation paid to all named executive officers during fiscal 2013, as set forth in our summary compensation table, was about $1.8 million.

•	In fiscal 2013, our CEO’s total compensation was reduced by 33.1% as compared to fiscal 2012, as reported in the summary compensation table.

•

Our CEO beneficially owns more than one-fifth of our company’s outstanding common stock. This ownership interest constitutes a significant performance-based incentive that is not included in current executive compensation.

•	Our CEO does not expect to receive additional equity compensation from our company, except in an amount commensurate with outside directors.

Compensation Discussion and Analysis

This discussion and analysis should be read along with the tables and text under “Executive Compensation” that follow hereafter. Throughout this discussion and analysis, the “Committee” refers to the Compensation Committee and “executives” refers to our executive officers. Generally, the Committee limits its deliberations to individuals determined by the Board to be executive officers under the rules of the SEC, except for equity compensation and except as required for compliance with the rules of the SEC. The compensation of other employees is determined under the direction of the Chief Executive Officer.

Our Compensation Philosophy

Our success begins with our culture of innovation, cooperation and efficiency. Our compensation programs are designed to support this culture by allowing us to:

•

Motivate and reward performance. We believe that compensation should vary with performance, and that a significant portion of an executive’s pay should be linked to individual and corporate performance.

•

Align employee pay with stockholder objectives. We believe that our pay program should connect executives’ interests with stockholders’ interests. In particular, we believe that pay should reward executives for growing the market value of our company’s stock.

•

Manage resources efficiently. Compensation is a significant expense, which should be managed appropriately to achieve our executive reward and retention goals while also protecting stockholder interests.

•

Attract and retain personnel. The semiconductor industry is a competitive landscape, where experienced and talented employees are in demand. Executive compensation must be competitive to attract and retain the individuals we need to lead our business.

Our Executive Compensation Program

Our executive compensation program consists of six components:

•	Salary

•	Cash performance compensation

•	Other cash bonuses

•	Equity compensation

•	Employee benefits

•	Severance and change-in-control compensation

Our philosophy is to offer competitive salaries to our executives and to provide significant rewards through incentive pay. Incentive cash opportunities are calibrated to be competitive when performance objectives are achieved and are primarily intended to reward for performance during the corresponding fiscal year. Exceptional rewards may be provided through equity compensation, but only to the degree that our stock price appreciation is strong. Equity compensation is intended to reward for long-term performance, in the expectation that is likely to constitute a significant sum in the event of long-term growth in the profitability of our company. In determining executive compensation, the Committee reflects on compensation in immediately preceding years, but considers every year to be a new page where goals and potential compensation could be substantially changed. In general, we place more emphasis on cash performance compensation and stock options than on salary. While we offer competitive salaries, we believe we can create a stronger link between pay and performance by directing executive pay towards incentive cash performance compensation and equity rewards. The Committee does not use an approach based on rigorous adherence to specific metrics; instead, it exercises a significant degree of judgment.

Salaries

We provide salaries sufficient to attract and retain key executives. To determine the appropriate salary for an executive, the Committee considers a number of factors, including the executive’s responsibilities, experience, past performance, and expected future contribution to our company. The Committee also considers the salaries of executives in similar positions at comparable companies. Generally, in setting salaries the Committee seeks to pay competitive salaries and to provide the funds necessary for a current standard of living for the executive.

Cash Performance Compensation

Our cash performance compensation program is intended to provide economic incentives for executives to work for the achievement of objectives that the Committee believes will foster our growth and profitability. It rewards executives in light of their achievement of their performance objectives and for helping us achieve our annual financial goals. Each year, the Committee develops a cash performance compensation program for the two most senior executives. To establish these programs, the Committee considers the executive’s responsibilities and expected contributions to our company.

The cash performance compensation program is composed of a series of objectives, a set of weights for the objectives and, when the Committee believes that it can reasonably assess possible outcomes in advance, three potential measurement levels, consisting of a threshold level, a target level and a maximum level. Objectives are set in light of the Committee’s views on the goals and challenges for our company and the individual for the corresponding fiscal year.

The Committee considers the measurement levels and objectives, along with the weights accorded the objectives, to be guidelines for the Committee to use in evaluating the cash performance compensation to be paid to executives and for executives to use in understanding the goals of the Committee for their performance. The amount of the cash performance compensation will be determined by the Committee in light of its evaluation of each executive’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider other factors in ultimately determining the amount of cash performance compensation. Thus, the amount of cash performance compensation to be paid to an executive is in the discretion of the Committee, to be determined after completion of the fiscal year.

Other Cash Bonuses

From time to time, the Committee has awarded cash bonuses outside of the cash performance compensation structure. These bonuses relate to circumstances unique to the individual and often to recognition for years of service to our company or for a specific level of achievement.

Equity

We believe equity-based compensation is critical to our overall pay program for executives. Equity-based compensation provides several significant advantages:

•

It allows us to provide exceptional potential rewards. Those exceptional rewards are realized, however, only if our growth is strong as evidenced by stock price appreciation and value is created for stockholders.

•

It creates a strong incentive for executives to improve financial results and take the right actions to increase our value over the long term. Because the ultimate value of the award varies with our stock price, which is in turn affected by our results, equity-based compensation creates a strong link between pay and performance.

•	It links executives’ interests directly with stockholders’ interests, since rewards depend on stock performance.

Currently, the Committee views stock options in various forms as the best method to motivate our executives. Stock options encourage executives to focus on value creation, since stock options provide rewards only when our stock price increases. The vesting schedules we use delay rewards until the future, thereby maintaining incentives for our executives and helping us retain key talent. The Committee awarded restricted stock units for about a year, but management found that employees did not readily understand restricted stock units or react to the award as an incentive to same degree as with stock options. Stock options, having been in common use in the semiconductor industry for decades, were judged to be better understood and a more effective incentive. The Committee, therefore, reverted to the use of stock options.

Determining the Size of Individual Equity Incentive Awards

To determine the appropriate size of an executive’s equity incentive award, the Committee considers several factors, including the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants and our growth and performance outlook.

Timing of Grants

Historically, executives generally received an equity incentive award following employment and, thereafter, a single equity incentive award each year. We do not grant re-load options, make loans to executives to exercise their stock options or grant stock options at a discount. The Committee generally grants equity incentives to our executives at regular quarterly meetings. The Committee does not have an express policy regarding the timing of grants to executives. The Board or the Committee may grant options when in possession of material non-public information.

Exercise Price

The exercise price of all stock option grants is at a minimum the closing price of a share of our common stock on Nasdaq on the date of grant.

Vesting

Equity incentive awards cannot be exercised until they vest. The principal purpose of vesting is to serve as an employee retention tool. Employees who leave before their awards vest lose any value in their unvested equity incentive awards. The vesting requirements for our executives are typically the same as those for our employees. Generally, our equity incentive awards for employees vest in equal annual installments over a four year period or, in other words, at the rate of 25% per year.

Dr. Nathan Zommer

Dr. Zommer has informed the Committee that henceforth he only wishes to receive equity compensation for his service as a director and, therefore, to be considered only for an equity incentive equivalent to the annual grant generally made for continuing directors. Currently, that is the grant of a stock option exercisable for 5,000 shares of our common stock. The Committee approves of this practice and expects to follow it in the future.

Other Benefits

We provide Dr. Zommer and Mr. Sasson with a limited number of benefits not generally made available to all employees. These benefits primarily consist of car allowances, term life insurance and reimbursement for tax planning and the preparation of tax returns. These benefits for senior executives are a longstanding practice by our company and the Committee has viewed them as immaterial in amount. These benefits are required by the terms of their employment agreements. See “Executive Compensation — Employment Agreement.” In addition, as a director, Dr. Zommer receives a benefit accorded directors, the reimbursement of estate planning expenses.

Like all of our full-time domestic employees, our executives are eligible to participate in our 1999 Employee Stock Purchase Plan, our 401(k) plan, and other health and welfare insurance programs. We believe we offer a competitive package of health and welfare programs. To ensure our total compensation package remains competitive with other companies, we compare our health and welfare benefits with the packages offered by other companies.

Severance and Change in Control Provisions

We have severance and change in control agreements with Dr. Zommer and Mr. Sasson. See “Executive Compensation — Potential Payments upon Termination or Change in Control.” The Committee believes that executive severance and change in control provisions are appropriate for our senior executives. These provisions are sometimes necessary to attract or retain key personnel and to assist executives in focusing on the best course for our company. The Committee has selected a double trigger in the event of a change in control for the payment of compensation, in the belief that incremental compensation is appropriate only if there is a loss of, or material change in, a position after a change in control.

Determining Executive Pay

After the end of each fiscal year, the Committee reviews our executive compensation program. The review involves the analysis of market pay practices, the assessment of our existing pay practices and the consideration of our goals for the future. As a result of this review, the executive compensation program for the next fiscal year is formulated.

At the same time as establishing the compensation program for the current year, the process of evaluating individual performance and making incentive cash compensation decisions for the prior fiscal year is also occurring. The CEO reviews the pay and performance of each executive other than himself and makes pay recommendations to the Committee for each of those executives. The Committee reviews those recommendations, taking into account:

•	The CEO’s assessment of the performance of each executive other than himself;

•	Each executive’s pay history and unvested equity incentives;

•	The difficulty of the executive’s role; and

•	Periodically, but not annually, executive pay at comparable companies.

As necessary, the Committee discusses changes to the CEO’s recommendations with the CEO and then approves compensation actions for each executive.

The Committee makes compensation decisions for the CEO separately without the CEO’s participation. The Committee evaluates the CEO’s performance in light of its judgment of results achieved. Input on our CEO’s performance is also solicited from the other members of the Board.

At the end of this process, the Committee’s decisions included the following compensation actions for our two most senior executives:

•	Objectives, weights and measurement levels for the cash performance compensation programs for the current fiscal year;

•	Any changes to salary; and

•	The amount of any equity incentive awards for the fiscal year.

The decisions of the Committee were then communicated to the executives by the Chairman of the Committee.

Stockholder Vote on Executive Compensation

At the 2012 annual meeting of stockholders, more than 97% of the shares voted on the compensation of the named executive officers were voted for such compensation. The Compensation Committee considered the result of that vote, concluded that the vote constituted general support for the company’s executive compensation policies and decisions and expects to continue on a similar path in the future.

Executive Compensation Consulting

From time to time, the Committee engages an executive compensation consulting firm. It is the Committee’s practice to request of its compensation consulting firm, Hay Group, Inc., that it provide advice on compensation issues identified by the Committee and, when requested by the Committee, gather and analyze third-party data about the compensation practices of peer companies against which we measure our compensation.

Hay Group, Inc. reports directly to the Committee and works solely for the Committee. Hay Group, Inc. did not perform any services for the Committee during fiscal 2013. Our company did not employ other compensation consultants during fiscal 2013.

Peer Group Assessment

In setting executive pay, we are mindful of the competitive market. To gauge our pay against our competitors and against the broader marketplace, the Committee has, from time to time, requested our compensation consultant to provide us with information on the pay practices generally occurring in the semiconductor industry. In fiscal 2012, to determine our peer companies, Hay Group, Inc. provided data on public companies in the business of manufacturing semiconductors, and in one instance equipment to manufacture semiconductors, that had annual revenues similar to ours, most of which were in the range of $150 million to $700 million. These companies were:

American Superconductor Corp. Applied Micro Circuits Corp. Cohu, Inc. Diodes Incorporated Entropic Communications, Inc. Integrated Device Technology, Inc. Integrated Silicon Solution, Inc.	Intersil Corporation LTX-Credence Corporation Micrel, Inc. Microsemi Corporation Monolithic Power Systems, Inc. Power Integrations, Inc.	Semtech Corporation Silicon Laboratories SMART Modular Technologies (WWH), Inc. Standard Microsystems Corp. Trident Microsystems, Inc. TriQuint Semiconductor

The Committee used the information provided by the compensation consultant as guidance that the decisions of the Committee were within the range of compensation at companies viewed as peers. In that context, the Committee exercised discretion regarding compensation decisions rather than adhering to any particular benchmark or formula.

Executive Pay Decisions for Fiscal 2013

Under their employment agreements in effect during fiscal 2013, Dr. Zommer’s annual salary was at least $580,000 and Mr. Sasson’s annual salary was at least $355,000. As a part of its regular practice in setting the salaries of the two executives, the Committee considers the responsibilities of the executives beyond those typically associated with their roles; in particular, that Dr. Zommer serves as the senior technical executive of our company and that Mr. Sasson has significant operational responsibilities and serves as the senior sales executive of our company. For fiscal 2013, the salaries of Dr. Zommer and Mr. Sasson were paid at annual rates of $580,000 and $355,000, respectively. During fiscal 2013, in accordance with our general policy for employees, Dr. Zommer and Mr. Sasson cashed out vacation days for payments of $44,615 and $13,654, respectively.

Cash Performance Compensation

In establishing the cash performance compensation program for fiscal 2013, the Committee set a target award for Dr. Zommer of $725,000 and a target award for Mr. Sasson of $443,750. The Committee established a maximum potential award for each executive of 1.4 times the amount of his target award. For both executives, the set of objectives consisted of three quantitative objectives and one qualitative objective. Each quantitative objective consisted of three numbers, with a number corresponding to each of the concepts of threshold, target and maximum.

The fiscal 2013 objectives, weights and measurement levels were as follows:

Objective	Weight	Threshold	Target	Maximum
		(Dollars in millions)
Net revenues	25%	$328	$368	$405
Gross margin (1)	25%	32.1%	32.5%	32.75%
Cash flow from operations	25%	$34.5	$44.5	$49.0
Discretionary	25%

(1)	Gross margin was defined as gross profits divided by net revenues.

After the end of fiscal 2013, the Committee exercised discretion in determining the amount of the cash performance compensation awarded to Dr. Zommer and Mr. Sasson for the year. In reviewing performance in comparison to the quantitative objectives, the Committee concluded that none of the net revenues, gross margin or cash flow from operations objectives had achieved the threshold measurement levels and did not award any amounts in respect of those objectives. In evaluating the discretionary objective for Dr. Zommer, the Committee considered items such as growth in revenues and stockholder value, research and development activity, organic growth from new silicon device product revenues, inorganic growth from merger and acquisition activity, development of skills and leadership of upper level managers, building of infrastructure and capacity, overall management of the organization and the corporation, and five-year stock price performance. In evaluating the discretionary objective for Mr. Sasson, the Committee considered items such as contribution to organic and inorganic growth, new corporate account development, contribution to merger and acquisition activity, gross margin improvement strategy, tax reduction strategy, inventory control, development of intermediate managers and contribution to five-year stock price performance. In evaluating the discretionary objective, the Committee weighed the executives’ efforts during a challenging year for the company and decided to award amounts that approached but did not achieve the target level for the objective. The Committee awarded Dr. Zommer $165,000 and Mr. Sasson $100,000 for the discretionary objective and, because nothing was awarded for the quantitative objectives, for the cash performance compensation program. For each executive, the amount awarded constituted 23% of his target award under the cash performance compensation program.

Other Cash Bonuses

After the end of fiscal 2013, the Compensation Committee awarded Mr. Sasson an additional cash bonus of $80,000. The Committee made their award in recognition of Mr. Sasson’s efforts on behalf of the company during fiscal 2013.

Equity

In fiscal 2013, consistent with practice, the Board granted an option for 5,000 shares to Dr. Zommer on the same terms as the options granted to nonemployee directors. The Committee granted Mr. Sasson an option for 80,000 shares. The size of the grants to Mr. Sasson reflected past individual and company performance and expected future contribution.

Tax and Accounting Implications

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxes in a year with respect to our executive officers. Section 162(m) limits the types of compensation that are deductible resulting in some compensation that does not qualify as tax deductible. While the Committee is mindful of the benefit to our company performance of full deductibility of compensation, we believe the Committee must not be constrained by the requirements of Section 162(m) as those requirements could impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Committee has not adopted a policy that requires that all compensation be deductible. The Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and the stockholders.

The authoritative guidance provided by the Financial Accounting Standards Board, or FASB, requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. We use the Black-Scholes pricing model to estimate the fair value of each award.

Compensation and Risk

Our Compensation Committee has discussed the concept of risk as it relates to our compensation of employees, reviewed the employee compensation used in our company and the Compensation Committee does not believe our employee compensation encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation methods provides a balance of long and short-term incentives with fixed and variable components.

•	We grant equity-based awards with time-based vesting, which encourages participants to look to long-term appreciation in equity values.

•

The objectives used to determine the amount of an executive officer’s cash performance award address overall performance, which we believe promotes long-term value. In addition, an executive’s cash performance award cannot exceed 2.0 times the target amount, no matter how much financial performance exceeds the objectives established at the beginning of the year.

•	For our executive officers, our Compensation Committee retains discretion to modify or to eliminate performance compensation that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting, Code of Ethics, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance incentive payments.

Summary Compensation Table

The following table shows for the fiscal year ended March 31, 2013, compensation awarded to or paid to, or earned by, our Chief Executive Officer and our Chief Financial Officer, together referred to as our Named Executive Officers, at March 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nathan Zommer Chairman of the Board and Chief Executive Officer	2013 2012 2011	624,615 580,000 574,155	(2)	165,000 58,000 208,119	(3)	25,056 126,804 91,469	(4)	— 463,788 401,881	27,846 30,856 42,707	(5)	842,517 1,259,448 1,318,331
Uzi Sasson President and Chief Financial Officer	2013 2012 2011	368,654 368,654 361,619	(6)	180,000 35,500 135,176	(7)	400,904 507,217 373,765		— 283,872 244,824	17,687 12,107 17,931	(8)	967,245 1,207,350 1,133,315

(1)	Note 9 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended March 31, 2013 discloses the assumptions made in valuing the rights.

(2)	Includes vacation cash-out of $44,615.

(3)	Consists of the sum awarded under the cash performance compensation program for the discretionary objective.

(4)	Constitutes compensation for being a director.

(5)	Includes car expense of $15,501, estate planning charges of $2,720, $7,500 in contributions by our company matching certain of Dr. Zommer’s 401(k) plan contributions and other compensation payments aggregating to $2,125. Other compensation payments include payments for medical exam and bill paying and bookkeeping services. For fiscal 2013, bill paying and bookkeeping services were valued based on an estimate of the hours involved and the hourly rate of the person providing the services.

(6)	Includes vacation cash-out of $13,654.

(7)	Consists of $100,000 awarded under the cash performance compensation program for the discretionary objective and $80,000 of other cash bonus.

(8)	Includes car expense of $16,792 and payment for medical exam of $895.

We provide or reimburse for car expense for Dr. Zommer and Mr. Sasson, including associated expenses such as insurance, registration, maintenance and gasoline. Our directors, including Dr. Zommer, are reimbursed for their estate planning and tax planning and return preparation expenses. Because Dr. Zommer spends significant time traveling to our worldwide locations and customers, we provide bill paying and bookkeeping services to Dr. Zommer.

Employment Agreements

Dr. Zommer and Mr. Sasson are the only executive officers who have employment agreements. Each agreement was executed in July 2012 and terminates July 31, 2015.

Dr. Zommer’s agreement provides that he will be paid an annual base salary of at least $580,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $2,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Dr. Zommer and the Board, including maintenance, gas and insurance; 10 hours per month of bill paying and bookkeeping services; and annual vacation in an amount equal to 15 days plus one-half day for each full year of service after June 1, 2003. Additionally, Dr. Zommer is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there. During fiscal 2007, Dr. Zommer caused the term life insurance provided pursuant to his agreement to be cancelled.

Mr. Sasson’s agreement provides that he will be paid an annual base salary of at least $355,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $2,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Mr. Sasson and the Board, including maintenance, gas and insurance; and annual vacation in an amount equal to 15 days. Additionally, Mr. Sasson is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there.

Grants of Plan-Based Awards

The following table provides information regarding all incentive plan awards that were made to or earned by our Named Executive Officers during fiscal 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Nathan Zommer	8/24/12	217,500	543,750	761,250	5,000	9.45	25,056
Uzi Sasson	8/24/12	133,125	332,813	465,938	80,000	9.45	400,904

(1)	These amounts constitute the threshold, target and maximum amounts applicable to the quantitative objectives under the cash performance compensation program for fiscal 2013.

Outstanding Equity Awards at Fiscal 2013 Year End

The following table shows for the fiscal year ended March 31, 2013, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Nathan Zommer	150,000 100,000 200,000 170,000 20,000 20,000 —	5,000	(1)	10.63 15.81 10.30 12.65 9.37 12.25 9.45	02/20/14 06/02/15 06/07/17 09/05/18 08/27/20 09/16/21 08/24/22
Uzi Sasson	30,000 120,000 75,000 20,000 120,000 120,000 150,000 40,000 20,000 —	40,000 60,000 80,000	(2) (3) (4)	6.65 9.15 14.37 9.35 9.36 11.50 6.53 8.64 12.25 9.45	08/20/14 11/23/14 06/02/15 05/31/17 06/07/17 09/05/18 11/13/18 05/21/20 09/16/21 08/24/22

(1)	1,250 shares vest on each anniversary of August 24.

(2)	20,000 shares vest on each anniversary of May 21.

(3)	20,000 shares vest on each anniversary of September 16.

(4)	20,000 shares vest on each anniversary of August 24.

Option Exercises in Fiscal Year 2013

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Nathan Zommer	—	—
Uzi Sasson	—	—

Potential Payments upon Termination or Change in Control

Dr. Zommer

Dr. Zommer’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause he is entitled to a single payment equal to 18 months of salary, as well as a single lump sum equal to the amount payable for health insurance coverage under COBRA for 18 months. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of 18 months, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to three times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options. Payments and benefits in the event of his termination without cause, or in the event of his termination without cause or good reason within one year of change in control, are conditioned upon his execution and delivery of a release in favor of our company.

Under his employment agreement, cause means conviction of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud or act of dishonesty against our company; willful breach of our policies; intentional damage to our property; or breach of the employment agreement or any other agreement with us. Change in control means any reorganization, consolidation or merger in which we are not the surviving corporation or where our voting stock would be converted into cash, securities or other property, other than a merger where our stockholders have the same proportionate ownership of voting stock after the merger; the sale, exchange or other transfer to an unaffiliated third party of at least a majority of our voting stock; or the sale, lease, exchange or other transfer of all, or substantially all, of our assets. Good reason means reduction of his rate of salary compensation as in effect immediately prior to the change in control by more than five percent; failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which he is entitled to participate immediately prior to the change of control, except that employee contributions may be raised to the extent of any cost increases imposed by third parties, or any action by us that would adversely affect his participation or reduce his benefits under any of such plans; change in his responsibilities, authority, titles or offices resulting in diminution of position, excluding insubstantial, inadvertent actions and noting that the fact the company is no longer public or the ultimate parent is not such a diminution; request that Dr. Zommer relocate to a worksite that is more than 35 miles from his prior worksite; material reduction in duties; failure or refusal of the successor company to assume our obligations under his employment agreement; or material breach by us or any successor company of any of the material provisions of his employment agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Dr. Zommer under his employment agreement in connection with termination or a change in control as of March 31, 2013.

Executive Benefits and Payments upon Termination or Change in Control	Involuntary Termination Without Cause ($)		Involuntary Termination For Cause ($)	Disability ($)		Termination without Cause or For Good Reason within One Year after Change in Control ($)
Cash payment	870,000	(1)	—	870,000	(1)	3,075,558	(2)
Vesting of option awards (3)	—		—	700		700
401(k) match (4)	—		—	11,250		11,250
Car expense (4)	—		—	23,252		23,252
Health insurance (4)	19,087		—	19,087		19,087
Other benefits (4)(5)	—		—	9,644		9,644

Total	889,087		—	933,933		3,139,491

(1)	Based on the salary rate in effect at March 31, 2013.

(2)	Based on the cash compensation paid during the three fiscal years ended March 31, 2013.

(3)	Represents the fair market value of stock awards that would become vested due to termination or the value of the spread on options that would become exercisable due to termination, based on closing price of a share of our common stock on March 31, 2013, which was $9.59. For disability, assumes 18 months of vesting.

(4)	Assumes 18 months of benefits for involuntary termination without cause, disability and termination after change in control. Benefits are estimated using fiscal 2013 data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year), annual medical exam reimbursement (estimated at $1,000 per year), and bill paying and bookkeeping services.

Mr. Sasson

Mr. Sasson’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause, he is entitled to a single payment equal to one month’s salary for each year of service, but not more than 18 months of salary, as well as a single lump sum equal to the amount payable for health insurance coverage under COBRA for 18 months. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of 18 months, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to two times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options. Payments and benefits in the event of his termination without cause, or in the event of his termination without cause or good reason within one year of change in control, are conditioned upon his execution and delivery of a release in favor of our company. Cause, change in control and good reason have definitions identical to those in Dr. Zommer’s agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Mr. Sasson under his employment agreement in connection with termination or a change in control as of March 31, 2013.

Executive Benefits and Payments upon Termination or Change in Control	Involuntary Termination Without Cause ($)		Involuntary Termination For Cause ($)	Disability ($)		Termination without Cause or For Good Reason within One Year after Change in Control ($)
Cash payment	236,667	(1)	—	532,500	(1)	1,318,866	(2)
Vesting of option awards (3)	—		—	21,800		49,200
401(k) match (4)	—		—	—		—
Car expense (4)	—		—	25,188		25,188
Health insurance (4)	33,664		—	33,664		33,664
Other benefits (4)(5)	—		—	9,357		9,357

Total	270,331		—	622,509		1,436,275

(1)	Based on the salary rate in effect at March 31, 2013.

(2)	Based on the cash compensation paid during the three fiscal years ended March 31, 2013.

(3)	Represents the fair market value of stock awards that would become vested due to termination or the value of the spread on options that would become exercisable due to termination, based on closing price of a share of our common stock on March 31, 2013, which was $9.59. For disability, assumes 18 months of vesting.

(4)	Assumes 18 months of benefits for involuntary termination without cause, disability and termination after change in control. Benefits are estimated using fiscal 2013 data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year) and annual medical exam reimbursement (estimated at $1,000 per year).

Director Compensation

The following table shows for the fiscal year ended March 31, 2013 certain information with respect to the compensation of all of our non-employee directors:

Director Compensation for Fiscal 2013

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Donald Feucht	66,667	25,056	5,626	97,349
Samuel Kory	67,000	25,056	770	92,826
S. Joon Lee	62,000	25,056	2,760	89,816
Timothy Richardson	69,000	25,056	—	94,056
James Thorburn	64,000	25,056	2,950	92,006
Kenneth Wong	76,333	25,056	—	101,389

(1)	These amounts reflect the value determined by us for accounting purposes for these awards and do not reflect whether each director has actually realized benefit from the awards. The value of the equity awards is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Amounts reported for stock options are determined using the Black-Scholes option pricing model. See Note 9, to our audited financial statements for the fiscal year ended March 31, 2013, included in our Annual Report on Form 10-K, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

(2)	Each non-employee director listed in the table above was granted a stock option for 5,000 shares of our common stock on August 24, 2012. Each of these awards had a grant date fair value of $25,056. The following table sets forth the number of outstanding option awards at March 31, 2013:

Name	Number of Shares Underlying Unexercised Options
Donald Feucht	146,250
Samuel Kory	146,250
S. Joon Lee	126,250
Timothy Richardson	135,000
James Thorburn	115,000
Kenneth Wong	55,000

(3)	All other compensation represents reimbursements for expenses incurred in preparing the director’s personal income tax returns and in respect of estate planning matters.

Each of the non-employee directors currently receives an annual retainer of $70,000. Additionally, each non-employee director is also paid a retainer for each additional committee of the Board on which he serves. The Chairs of the standing committees of the Board are paid retainers as follows: Chair of the Audit Committee, $15,000; Chair of the Compensation Committee, $10,000; and Chair of the Nominating and Corporate Governance Committee, $6,000. Other members of the standing committees are paid retainers as follows: Audit Committee member, $7,000; Compensation Committee member, $5,000; and Nominating and Corporate Governance Committee member, $2,000. Additionally, each director is reimbursed for expenses incurred in preparing their personal income tax returns and estate planning matters. Meeting attendance fees are not paid.

The plan provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by the Board. Under current practice, each director receives an option to acquire 5,000 shares annually. All non-employee director options will vest in full in connection with a change in control of our company. Each option has an exercise price equal to the fair market value of such common stock on the date of grant, based on the closing sales price reported on the Nasdaq Global Select Market for the date of grant.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

Section 4 of our Code of Ethics sets forth our policy regarding disclosure by an employee or director of a conflict of interest. A related party transaction would be a conflict of interest. Under Section 4 of our Code of Ethics, executive officers and directors are to disclose conflicts of interest to the Audit Committee. When transactions that fall within the coverage of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934 are identified, they are submitted to the Audit Committee for review, approval or ratification, excepting indemnity agreements, the form of which was previously approved by the stockholders. Evidence of the policy is set forth in Section 4 of our Code of Ethics and the charter of the Audit Committee. The Audit Committee considers transactions on a case-by-case basis in light of the applicable facts and circumstances, and has not developed specific standards for such review, approval or consideration. Review, approval or ratification is evidenced in the minutes of the Audit Committee. The policies and procedures are not otherwise set forth in writing.

Related Person Transactions

We have entered into indemnity agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Uzi Sasson

Secretary

July 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 30, 2013.

Copies of the proxy statement and of our annual report for the fiscal year ended March 31, 2013 are available at http://www.ixys.com/Documents/InvestorRelations/AnnualReport2013.pdf

You may also obtain such copies free of charge by writing to Uzi Sasson, Secretary, IXYS Corporation, 1590 Buckeye Drive, Milpitas, CA 95035.

EXHIBIT A

IXYS CORPORATION

2013 EQUITY INCENTIVE PLAN

(Effective May 17, 2013)

IXYS CORPORATION hereby adopts in its entirety the IXYS Corporation 2013 Equity Incentive (“Plan”), as of May 17, 2013 (“Plan Adoption Date”). Unless otherwise defined, terms with initial capital letters are defined in Section 2 below.

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Stock Awards, and Restricted Stock Units.

1.2 Purpose of the Plan The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholder.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2 “Administrator” means, collectively the Board, and/or one or more Committees, and/or one or more executive officers of the Company designated by the Board to administer the Plan or specific portions thereof; provided, however, that Awards to Section 16 Persons may only be administered by a committee of Independent Directors (as defined in Section 2.23) or the Board as a whole. The Plan permits coextensive administrative authority; provided, however, that the scope of any such authority is specifically approved by the Board in accordance with the Plan.

2.3 “Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4 “Applicable Law” means the legal requirements relating to the administration of Options, SARs, Stock Awards, Restricted Stock Units and similar incentive plans under any applicable laws, including but not limited to the laws of the United States and any applicable foreign country, including employment, labor, privacy, securities, and tax laws, the Code, and applicable rules and regulations promulgated by the Nasdaq, New York Stock Exchange, American Stock Exchange or the requirements of any other stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Stock Awards, and Restricted Stock Units.

2.6 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

EXA-1

2.8 “Change in Control” means the occurrence of any of the following:

2.8.1 Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting capital stock, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control;

2.8.2 The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (whether by stock sale, merger, consolidation or otherwise);

2.8.3 The consummation of a liquidation or dissolution of the Company; or

2.8.4 The consummation of a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation for the sole purpose of changing the Company’s jurisdiction of incorporation or (ii) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger (other than Persons who are parties to such consolidation or merger and their respective Affiliates) hold at least fifty percent (50%) of the voting power represented by the Company’s then outstanding voting capital stock of the Company or the surviving entity (or its parent entity) immediately after the consolidation or merger.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means any committee appointed by the Board of Directors to administer the Plan.

2.11 “Company” means IXYS Corporation, or any successor thereto.

2.12 “Consultant” means any consultant, independent contractor or other person who provides significant services to the Company or its Affiliates or any employee or Affiliate of any of the foregoing, but who is neither an Employee nor a Director.

2.13 “Continuous Status” as an Employee, Consultant or Director means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. “Continuous Status” shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status changes among the positions of Employee, Director and Consultant, the Participant’s Continuous Status as an Employee, Director or Consultant shall be deemed to be continuous and uninterrupted.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.15 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16 “Employee” means any individual who is a common-law employee of the Company or of an Affiliate.

EXA-2

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the price used to determine the amount of cash or number of Shares payable to a Participant upon the exercise of a SAR.

2.18 “Fair Market Value” means, as of any date, provided the Common Stock is listed on an established stock exchange or a national market system, including without limitation the NASDAQ, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock on the Grant Date of the Award. If no sales were reported on such Grant Date of the Award, the Fair Market Value of a share of Common Stock shall be the closing price for such stock as quoted on the NASDAQ (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.19 “Fiscal Year” means a fiscal year of the Company.

2.20 “Full-Value Award Limitation” means an aggregate limit of two hundred and fifty thousand (250,000) Shares, which is the total number of Shares that may be granted to all Participants combined, as “full value awards,” which includes both Stock Awards and Restricted Stock Units.

2.21 “Grant Date” means the date the Administrator approves the Award.

2.22 “Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.23 “Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Section 16b-3 of the 1934 Act and (ii) “independent” as determined under the applicable rules of the NASDAQ, as either of these definitions may be modified or supplemented from time to time.

2.24 “Misconduct” shall include commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate) as determined in good faith by the Administrator and shall include, without limitation: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (c) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (d) participating in a hostile takeover attempt of the Company or an Affiliate. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.25 “NASDAQ” means The NASDAQ Stock Market, LLC.

2.26 “Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.27 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.28 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.29 “Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.30 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement, including without limitation goals tied to individual objectives and/or the Company’s (or a business unit’s) return on assets, return on shareholders’ equity, efficiency ratio, earnings per share, net income, or other financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”), with or without adjustments determined by the Administrator. The foregoing definition shall not be deemed to be inclusive of all Performance Goals for purposes of this Plan. The Performance Goals may differ from Participant to Participant and from Award to Award.

EXA-3

2.31 “Restricted Stock Units” means an Award granted to a Participant pursuant to Section 8 of the Plan that entitles the Participant to receive a prescribed number of Shares, or the equivalent value in cash, upon achievement of Performance Goals associated with such Award. The Participant’s Award Agreement shall specify whether the Restricted Stock Units will be settled in Shares or cash.

2.32 “Period of Restriction” means the period during which Stock Awards are subject to restrictions that subject the Shares to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time in which case the restrictions may lapse over the Period of Restriction, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator, in its discretion.

2.33 “Plan” means this IXYS Corporation 2013 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34 “Rule 16b-3” means the rule so designated promulgated under Section 16 of the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.

2.35 “SEC” means the U.S. Securities Exchange Commission.

2.36 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.37 “Shares” means shares of common stock of the Company.

2.38 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 6. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)*100)/$20].

2.39 “Stock Awards” means an Award granted to a Participant pursuant to Section 7. A Stock Award constitutes a transfer of ownership of Shares to a Participant from the Company. Such transfer may be subject to restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement. Shares granted pursuant to a Stock Award shall vest immediately upon the lapsing of the applicable Period of Restriction (if any). Stock Awards may also be granted without any restrictions or vesting requirements. Vesting may be based on continued employment or service over a stated service period, or on the attainment of specified Performance Goals. If employment or service is terminated prior to vesting, the unvested Shares revert back to the Company.

2.40 “Subsidiary” means any corporation, LLC or partnership (collectively referred to as “Entities”) in an unbroken chain of Entities beginning with the Company if each of the Entities other than the last Entity in the unbroken chain then owns fifty percent (50%) or more of the total combined voting power in one of the other Entities in such chain.

SECTION 3

ADMINISTRATION

3.1 The Administrator.    The Administrator, if not the Board of Directors, shall be appointed by the Board of Directors from time to time. Grants of authority in a committee charter shall be deemed appointment.

3.2 Authority of the Administrator.    It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator, if the Board of Directors or a Committee, shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the following: (a) which Employees, Consultants and Directors shall be granted Awards; (b) the terms and conditions of the Awards at initial grant and any subsequent revisions or changes to the terms and conditions of Awards, including, but not limited to, changes to, or removal of restrictions on, outstanding Awards relating to vesting, Period of Restriction or exercisability periods, (c) interpretation of the Plan, (d) adoption of rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) interpretation, amendment or revocation of any such rules.

EXA-4

3.3 Decisions Binding.    All determinations and decisions made by the Administrator shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by Applicable Law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.    Subject to adjustment, as provided in Section 4.3, the total number of Shares initially available for grant under the Plan shall be two million (2,000,000). Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise. Awards settled in cash shall not count against the limitation set forth in this Section 4.1.

4.2 Reversion of Shares to the Plan.    If any Award made under the Plan expires, or is forfeited or cancelled, the Shares underlying such Awards shall become available for future Awards under the Plan.

4.3 Adjustments in Awards and Authorized Shares.    The number of Shares covered by the Plan, each outstanding Award, and the per Share exercise price of each such Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, recapitalization, spin-off, combination, reclassification, the payment of a stock dividend on the common stock or any other increase or decrease in the number of such Shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an Option.

4.4 Legal Compliance.    Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award made in violation hereof shall be null and void.

4.5 Investment Representations.    As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 5

STOCK OPTIONS

The provisions of this Section 5 are applicable to Options granted to Employees, Consultants and Nonemployee Directors. Such Participants shall also be eligible to receive other types of Awards as set forth in the Plan.

5.1 Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Sections 4.1, shall determine the number of Shares subject to each Option.

5.2 Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price.    The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 5.3.

5.3.1 Nonqualified Stock Options.    In the case of a Nonqualified Stock Option, the per Share exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, as determined by the Administrator.

EXA-5

5.3.2 Incentive Stock Options.    The grant of Incentive Stock Options shall be subject to the following limitations:

(a) The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

(b) Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors.

(c) To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, the Options to acquire Shares in excess of such amount shall be treated as Nonqualified Stock Options. For purposes of this Section 5.3.2(c), Incentive Stock Options shall be taken into account in the order in which they were granted. For purposes of this limitation, the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

(d) In the event of a Participant’s change of status from Employee to Consultant or Nonemployee Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

5.3.3 Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer, and such Options may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date; provided, however, the grant of such substitute Option shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

5.4 Exercise of Options.    Options granted under the Plan shall be exercisable only with respect to the underlying shares that have become vested and shall be subject to restrictions as set forth in the Award Agreement as the Administrator shall determine in its discretion. Except as set forth in Section 9.1, in all cases involving termination of Continuous Status as an Employee, Director or Consultant (including, but not limited to, the reasons described in subsections (c), (d), (e) and (f) of Section 5.5.1), such Option shall be exercisable only to the extent the Participant was entitled to exercise it at the date of such termination.

5.5 Expiration of Options

5.5.1 Expiration Dates.    Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

(a) Date in Award Agreement.    The date for termination of the Option set forth in the written Award Agreement;

(b) Termination of Continuous Status as Employee, Director or Consultant.    The last day of the three (3)-month period following the date the Participant ceases his/her/its Continuous Status as an Employee, Director or Consultant (other than termination for a reason described in subsections (c), (d), (e), or (f) below).

(c) Misconduct.    In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates because the Participant has performed an act of Misconduct as determined by the Administrator, all unexercised Options held by such Participant shall expire five (5) business days following Participant’s receipt of written notice from the Company of Participant’s termination due to Misconduct;

EXA-6

provided, however, that the Administrator may, in its sole discretion, prior to the expiration of the five (5) day period, reinstate the Options by giving written notice of such reinstatement to Participant. In the event of such reinstatement, the Participant may exercise the Option only to such extent, for such time, and upon such terms and conditions as if the Participant had ceased to be employed by or affiliated with the Company or a Subsidiary upon the date of such termination for a reason other than Misconduct, disability or death;

(d) Disability.    In the event that a Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months from the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

(e) Death.    In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(f) 10 Years from Grant.    An Option shall expire no more than ten (10) years from the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.5.2 Administrator Discretion.    Notwithstanding the foregoing the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following a Participant’s termination of Continuous Service (recognizing in some such circumstances the Options would cease to be Incentive Stock Options); provided, however, in no event may any such extension extend beyond the stated expiration date of the Option.

5.6 No “Re-Pricing” Without Shareholder Approval.    Except as provided in Section 4.3, in no event may the Administrator directly or indirectly reduce the exercise price of an Option after it has been granted without the approval of a majority of the shareholders eligible to vote.

5.7 Exercise and Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of any additional amount that the Administrator specifies is necessary for the Company to pay any required withholding taxes in accordance with Section 11.

5.7.1 Form of Consideration.    Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Administrator, in its discretion, also may permit the exercise of Options and same-day sale of related Shares, or exercise by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or by any other means which the Administrator, in its discretion, determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. The Administrator, in its discretion, may also permit a “net issuance” of any Option, where the term “net issuance” means the issuance of a number of Shares (rounded down to the nearest whole number of Shares) that is equivalent in value to the difference between the fair market value of the underlying stock on the exercise date, less the exercise price and minimum tax withholding. Such discretion may be exercised by the Administrator either in the Award Agreement or at any other time.

EXA-7

5.7.2 Delivery of Shares.    As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased and taxes required to be withheld, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs.    Subject to the terms of the Plan, a SAR may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time as shall be determined by the Administrator.

6.1.1 Number of Shares.    The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

6.1.2 Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash, which must be determined at the time of grant and set forth in the Award Agreement. However, the Exercise Price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.2 Exercise of SARs.    SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

6.3 SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

6.4 Expiration of SARs.    A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 5.5.

6.5 No “Re-Pricing” Without Shareholder Approval.    Except as provided in Section 4.3, in no event may the Administrator directly or indirectly reduce the exercise price of a SAR after it has been granted without the approval of a majority of the shareholders eligible to vote.

6.6 Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive (whichever is specified in the Award Agreement) from the Company either (a) a cash payment in an amount equal to (x) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (y) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practicable.

SECTION 7

STOCK AWARDS

7.1 Grant of Stock Awards.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Stock Awards to Employees, Nonemployee Directors and Consultants in such amounts as the Administrator, in its discretion, shall determine. The Administrator shall determine the number of Shares to be granted to each Participant and the purchase price (if any) to be paid by the Participant for such Shares.

7.2 Stock Agreement.    Each Stock Award shall be evidenced by an Award Agreement that shall specify the terms of the grant, including the Period of Restriction that applies to such grant (if any), the conditions that must be satisfied for the Period of Restriction to lapse, and such other terms and conditions as the Administrator, in its discretion, shall determine. Unless the Administrator determines otherwise, Shares granted pursuant to Stock Awards shall be held by the Company as escrow agent until the Period of Restriction has lapsed.

EXA-8

7.3 Transferability.    Shares granted pursuant to a Stock Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction (if any).

7.4 Restrictions.    In its sole and absolute discretion, the Administrator may set restrictions based on a Participant’s Continuous Status as Employee, Nonemployee Director or Consultant or the achievement of specific Performance Goals (Company-wide, business unit, or individual), or any other basis determined by the Administrator in its discretion.

7.5 Legend on Certificates.    The Administrator, in its discretion, may place a legend or legends on the Share certificates to give appropriate notice of such restrictions in the case the Shares are not held by the Company in escrow.

7.6 Release of Shares.    Shares granted pursuant to Stock Awards shall be released from escrow as soon as practicable after expiration of the Period of Restriction. At such time, the Participant shall be entitled to have any legend or legends under Section 7.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

7.7 Voting Rights.    During any Period of Restriction, Participants holding Shares granted pursuant this Section 7 may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.8 Dividends and Other Distributions.    During any Period of Restriction, Participants holding Shares granted pursuant to this Section 7 shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid.

7.9 Return of Stock to Company.    On the date that any forfeiture event set forth in the Award Agreement occurs, the Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units.    Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time, as shall be determined by the Administrator in its discretion. However, the award of Restricted Stock Units under this Section 8 is subject to the “Full-Value Award Limitation,” as described in Section 2.20.

8.1.1 Number of Units.    The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to any Participant, subject to the limitations in Sections 4.1.

8.1.2 Value of Restricted Stock Units.    Each Performance Unit shall have a value equal to the Fair Market Value of one Share.

8.2 Performance Goals and Other Terms.    The Administrator will set Performance Goals or other vesting provisions, including, without limitation, time-based vesting provisions, in its discretion which, depending on the extent to which they are met, will determine the number Restricted Stock Units that are converted into Shares or into the equivalent value of cash that shall be paid to Participants. The time period during which the Performance Goals or other vesting provisions must be met will be called the “Performance Period.” Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide or Individual Objectives or any other basis determined by the Administrator in its discretion.

8.3 Earning of Restricted Stock Units.    After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive a payment based on the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved.

EXA-9

8.4 Form and Timing of Payment of Restricted Stock Units.    Each Award Agreement of Restricted Stock Units shall specify the form of payment, which may be in the form of Shares or in cash. Payment with respect to earned Restricted Stock Units shall be made as soon as reasonably practical (and in no event more than two and one-half months) after the expiration of the Performance Period.

8.5 Cancellation of Restricted Stock Units.    On the date that any forfeiture event set forth in the Award Agreement occurs, all unearned or unvested Restricted Stock Units will revert to the Company, and again will be available for grant under the Plan. Such reverted Restricted Stock Units shall credit the Full-Value Award Limitation.

SECTION 9

MISCELLANEOUS

9.1 Change In Control.    Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) such Awards shall become fully exercisable during the ten (10) day period immediately prior to the Change in Control, whether or not otherwise then exercisable and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control. Unless an Award is assumed or substituted by the successor corporation, such Award shall terminate and shall no longer be exercisable immediately upon the Change in Control, Participant shall be provided written notification of whether Options granted under the Plan will be assumed, substituted or shall become fully exercisable no later than ten (10) days prior to the Change in Control date.

9.2 Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period of not less than ten (10) days immediately prior to such dissolution or transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

9.3 No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

9.4 Participation.    No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

9.5 Limitations on Awards.    No Participant shall be granted an Award or Awards in any Fiscal Year in which the combined number of Shares underlying such Award(s) exceeds four hundred thousand (400,000) Shares; provided, however, that such limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 4.3.

9.6 Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

9.7 Beneficiary Designations.    If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

EXA-10

9.8 Limited Transferability of Awards.    No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option or Stock Awards by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

9.9 Restrictions on Share Transferability.    The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

9.10 Transfers Upon a Change in Control.    In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.8, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (ii) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

9.11 Performance-Based Awards.    Each agreement for the grant of Restricted Stock Units or other performance-based awards shall specify the number of Shares or Units underlying the Award, the Performance Period and the Performance Goals (each as defined below), and each agreement for the grant of any other award that the Administrator determines to make subject to a Performance Goal similarly shall specify the applicable number of shares of Common Stock, the period for measuring performance and the Performance Goal. As used herein, “Performance Goals” means performance goals specified in the agreement for a Performance Unit Award, or for any other Award which the Administrator determines to make subject to Performance Goals, upon which the vesting or settlement of such award is conditioned and “Performance Period” means the period of time specified in an agreement over which Restricted Stock Units, or another Award which the Administrator determines to make subject to a Performance Goal, are to be earned. Each agreement for a performance-based Award shall specify in respect of a Performance Goal the minimum level of performance below which no payment will be made, shall describe the method of determining the amount of any payment to be made if performance is at or above the minimum acceptable level, but falls short of full achievement of the Performance Goal, and shall specify the maximum percentage payout under the agreement.

9.11.1 Performance Goals for Covered Employees.    The Performance Goals for Restricted Stock Units and any other performance-based award granted to a Covered Employee, if deemed appropriate by the Administrator, shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code, and shall be based upon one or more of the following performance-based business criteria, either on a business unit or Company-specific basis or in comparison with peer group performance: revenue, operating income, operating cash flows, return on net assets, return on assets, return on equity, return on capital, asset turnover, total stockholder return, net income, pre-tax income, gross margin, profit margin, net income margin, cash flow, book value, earnings per share, earnings growth, EBIT, EBITDA. Achievement of any such Performance Goal shall be measured over a period of years not to exceed ten (10) as specified by the Administrator in the agreement for the performance-based Award. No business criterion other than those named above in this Section 9.11.1 may be used in establishing the Performance Goal for an award to a Covered Employee under this Section 9.11. For each

EXA-11

such award relating to a Covered Employee, the Administrator shall establish the targeted level or levels of performance for each such business criterion. The Administrator may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an award under this Section 9.11, but may not exercise discretion to increase such amount, and the Administrator may consider other performance criteria in exercising such discretion. All determinations by the Administrator as to the achievement of Performance Goals under this Section 9.11 shall be made in writing. The Administrator may not delegate any responsibility under this Section 9.11. As used herein, “Covered Employee” shall mean, with respect to any grant of an award, an executive of the Company or any Subsidiary who is a member of the executive compensation group under the Company’s compensation practices (not necessarily an executive officer) whom the Administrator deems may be or become a covered employee as defined in Section 162(m)(3) of the Code for any year that such award may result in remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Program and any other “qualified performance-based compensation” plan (as defined under Section 162(m) of the Code) of the Company; provided, however, that the Administrator may determine that a Plan Participant has ceased to be a Covered Employee prior to the settlement of any award.

9.11.2 Mandatory Deferral of Income.    The Administrator, in its sole discretion, may require that one or more award agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company with respect to all or part of any award under the Program, a Plan Participant’s receipt of the benefit relating to such award that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Plan Participant’s remuneration does not exceed the limit set forth in such provisions of the Code; provided, however, that such deferral does not violate Code Section 409A.

SECTION 10

AMENDMENT, SUSPENSION, AND TERMINATION

10.1 Amendment, Suspension, or Termination.    Except as provided in Section 10.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 No Amendment without Shareholder Approval.    The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 4.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent required to comply with the rules of the NASDAQ, the Exchange Act, Section 422 of the Code, or other Applicable Law.

10.3 Plan Effective Date and Duration of Awards .    The Plan shall be effective as of the Plan Adoption Date subject to the shareholders of the Company approving the Plan by the required vote), subject to Sections 10.1 and 10.2 (regarding the Board’s right to amend or terminate the Plan), and shall remain in effect thereafter. If the shareholders of the Company do not approve the Plan by the required vote within twelve months of the Plan Adoption Date, all Awards granted under this Plan, and this Plan in its entirety, shall immediately terminate. However, without further shareholder approval, no Award may be granted under the Plan more than ten (10) years after the Plan Adoption Date.

SECTION 11

TAX WITHHOLDING

11.1 Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or the release of Shares from escrow arrangements or removal of legends, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

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11.2 Withholding Arrangements.    The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise by issued to the Participant, the amount of such tax withholding shall be determined by applying the statutory minimum federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

SECTION 12

LEGAL CONSTRUCTION

12.1 Liability of Company.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

12.2 Grants Exceeding Allotted Shares.    If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

12.3 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.4 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.5 Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.6 Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

12.7 Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXA-13

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Management Recommends a Vote for the Nominees for Director Listed below and for Proposals 2, 3 and 4.

1.	To elect directors to hold office until the next Annual Meeting of Stockholders.
	Nominees:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Donald L. Feucht	☐	☐	02 - Samuel Kory	☐	☐	03 - S. Joon Lee	☐	☐
	04 - Timothy A. Richardson	☐	☐	05 - James M. Thorburn	☐	☐	06 - Kenneth D. Wong	☐	☐
	07 - Nathan Zommer	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve the 2013 Equity Incentive Plan.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company.	☐	☐	☐
4.	To ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 30, 2013. Copies of the proxy statement, form of proxy and our annual report for the fiscal year ended March 31, 2013 are available at: http://www.ixys.com/Documents/InvestorRelations/AnnualReport2013.pdf.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — IXYS CORPORATION

1590 BUCKEYE DRIVE

MILPITAS, CALIFORNIA 95035

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON AUGUST 30, 2013

The undersigned hereby appoints Nathan Zommer and Uzi Sasson or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote all shares of common stock of IXYS Corporation (the “Company”) held of record by the undersigned on July 2, 2013 at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on August 30, 2013 at 1590 Buckeye Drive, Milpitas, California 95035 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)